UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Hyzon Motors Inc.
(Exact name of registrant as specified in its charter)

Delaware	82-2726724
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
599 South Schmidt Road, Bolingbrook, IL	60440
(Address of Principal Executive Offices)	(Zip Code)
Hyzon Motors Inc. 2021 Equity Incentive Plan
(Full Title of Plan)

John Zavoli
Hyzon Motors Inc.
599 South Schmidt Road
Bolingbrook, IL60440
(Name and address of agent for service)
(585) 484-9337
(Telephone number, including area code, of agent for service)

With a copy to:
Paul D. Broude, Esq.
Garrett F. Bishop, Esq.
Foley & Lardner LLP
777 East Wisconsin Avenue
Milwaukee, WI 53202-5306
(414) 319 7024 (Phone)
(414) 297 4900 (Fax)
————————————
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company Emerging growth company	☒ ☒

If an emerging growth company, indicate by check mark if the registrant has not elected to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B). ☐

EXPLANATORY NOTE

This registration statement is filed by Hyzon Motors Inc. (the “Registrant,” “we” or “us”). Pursuant to Section 4.1 of the Hyzon Motors Inc. 2021 Equity Incentive Plan (the “2021 Plan”), effective as of January 1, 2022, 2023, and 2024, the number of shares of Class A common stock, $0.0001 par value per share (“Common Stock”) issuable pursuant to the 2021 Plan was increased by 6,193,960, 6,112,730, and 6,126,341 shares of Common Stock, respectively. This registration statement registers, in the aggregate, those 18,433,031 additional shares of Common Stock issuable pursuant to the 2021 Plan. Accordingly, the contents of our previous registration statement on Form S-8 filed with the Securities and Exchange Commission on September 21, 2021 (File No. 333-259674) are incorporated by reference into this registration statement pursuant to General Instruction E of Form S-8, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 8. Exhibits

The following is a list of exhibits filed as part of this registration statement.

Exhibit No.	Description of Document
4.1
Second Amended and Restated Certificate of Incorporation of Hyzon Motors Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2021).

4.2
Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of Hyzon Motors Inc. (incorporated by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the SEC on July 18, 2024).

4.3	Second Amended and Restated Bylaws of Hyzon Motors Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2021).
4.4	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 22, 2020).
4.5	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-1 filed with the SEC on September 22, 2020).
4.6
Warrant Agreement, dated as of October 19, 2020, by and between Decarbonization Plus Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed with the SEC on October 22, 2020).

4.7
Ardour Warrant Agreement, dated as of July 16, 2021, by and between Decarbonization Plus Acquisition Corp. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.4 of the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2021).

4.8	Form of Warrant (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on July 19, 2024).
4.9
Amended and Restated Registration Rights Agreement, dated as of July 16, 2021, by and among Decarbonization Plus Acquisition Corp. and certain security holders (incorporated by reference to Exhibit 10.5 of the Company’s Current Report on Form 8-K filed with the SEC on July 22, 2021).

5.1	Legal Opinion of Foley & Lardner LLP.
23.1	Consent of KPMG LLP.
23.2	Consent of Foley & Lardner LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in the signature page to this registration statement).
107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bolingbrook, State of Illinois on August 30, 2024.

HYZON MOTORS INC.
By:	/s/ John Zavoli
Name:	John Zavoli
Title:	Chief Legal Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Parker Meeks, John Zavoli and Stephen Weiland, or any of them, each acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 (including all post-effective amendments and registration statements filed pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 30, 2024.

Signature	Title

/s/ Parker Meeks	Chief Executive Officer and Director
Parker Meeks	(Principal Executive Officer)

/s/ Stephen Weiland	Chief Financial Officer
Stephen Weiland	(Principal Financial Officer)

/s/ John Waldron	Senior Vice President of Finance and Accounting and Chief Accounting Officer
John Waldron	(Principal Accounting Officer)

/s/ Erik Anderson	Director
Erik Anderson

/s/ Dennis Edwards	Director
Dennis Edwards

/s/ Andrea Farace	Director
Andrea Farace

/s/ Matthew Foulston	Director
Matthew Foulston

/s/ Viktor Meng	Director
Viktor Meng

/s/ Elaine Wong	Director
Elaine Wong